UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 4 )*

(Name of Issuer)
Cavalier Homes, Inc.

(Title of Class of Securities)
Common Stock


(CUSIP Number)
149507105

Check the following box if a fee
is being paid with this statement.
  (A fee is not required only if
 the filing person:  (1) has a
previous statement on file reporting
 beneficial ownership of more than
 five percent of the class of
 securities described in Item 1;
and (2) has filed no amendment
subsequent thereto reporting
beneficial ownership of five
percent or less of such class.)
(See Rule 13d-7).

*The remainder of this cover page
 shall be filled out for a reporting
 persons initial filing on this form
 with respect to the subject class
of securities, and for any subsequent
 amendment containing information
which would alter the disclosures
 provided in a prior cover page.

The information required in the
remainder of this cover page shall
 not be deemed to be filed for the
 purpose of Section 18 of the
Securities Exchange Act of 1934 (Act)
 or otherwise subject to the
liabilities of that section of
the Act but shall be subject to
all other provisions of the Act
(however, see the Notes).


1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
	THOMSON HORSTMANN & BRYANT, INC.
	22-3508647

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	N/A

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
	A DELAWARE CORPORATION
	SADDLE BROOK, NJ  07663

5  SOLE VOTING POWER
	247,700

6  SHARED VOTING POWER
	0

7  SOLE DISPOSITIVE POWER
	341,700

8  SHARED DISPOSITIVE POWER
	NONE

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	341,700

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
	N/A

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	1.92%

12  TYPE OF REPORTING PERSON *
	IA

ITEM 1.
	(A) CAVALIER HOMES, INC.
	(B) HIGHWAY 41 NORTH & CAVALIER RD., ADDISON, ALABAMA 35540

ITEM 2.
	(A) THOMSON HORSTMANN & BRYANT, INC.
	(B) PARK 80 WEST, PLAZA TWO, SADDLE BROOK, NJ 07663
	(C) A DELAWARE CORPORATION
	(D) COMMON
	(E) 149507105

ITEM 3.
	(E) INVESTMENT ADVISER REGISTERED UNDER SECTION
203 OF THE INVESTMENT ADVISERS ACT OF 1940

ITEM 4.
	(A)  341,700
	(B)  1.92%
	(C)	(I)   	  247,700
		(II)          0
		(III)   341,700
		(IV)	NONE

ITEM 5.  N/A

ITEM 6.  N/A

ITEM 7.  N/A

ITEM 8.  N/A

ITEM 9.  N/A


ITEM 10. CERTIFICATION
	By signing below I certify that,
to the best of my knowledge and belief,
 the securities referred to above were
acquired in the ordinary course of
business and were not acquired for
the purpose of and do not have the
 effect of changing or influencing
 the control of the issuer of such
securities and were not acquired in
connection with or as a participant
in any transaction having such purposes
or effect.

SIGNATURE

After reasonable inquiry and to the
best of my knowledge and belief,
I certify that the information set
forth in this statement is true,
complete and correct.

							Richard A. Horstmann, VP
							Date:   2/2/01